As filed with the Securities and Exchange Commission on July 21, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QTREX QUANTUM LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Ilan Ramon St., Ness-Ziona, 7403635 Israel Tel: +972.4.6230333	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: (302) 738-6680
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Ron Ben-Bassat, Esq.	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel-Aviv
Sullivan & Worcester LLP 1251 Avenue of the Americas, 19th Floor New York, NY 10020 Tel: 212.660.3000	(Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers, North Tower, 14th Floor Tel-Aviv, Israel 6473925 T +972.74.758.0480

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462© under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED: JULY 21, 2026

Up to 6,785,715 Ordinary Shares

QTREX Quantum Ltd.

This prospectus relates to the offer and resale by the selling shareholder identified in this prospectus, or the Selling Shareholder, consisting of up to an aggregate of 6,785,715 ordinary shares, no par value, or the Ordinary Shares, that are issuable upon the exercise of warrants, or the Warrants, held by the Selling Shareholder.

The Warrants held by the Selling Shareholder were sold to it by our company in a private placement that was completed on February 6, 2026, pursuant to that certain securities purchase agreement, dated as of February 5, 2026, or the Securities Purchase Agreement, by and between our company and the Selling Shareholder. Pursuant to that private placement, we sold to the Selling Shareholder Warrants to purchase up to 6,785,715 Ordinary Shares, or the Warrant Shares. The Warrants have an exercise price of $0.70 per share, are exercisable six months after their issuance and will expire on the five year anniversary of their initial exercise date. The private placement was effected pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act of 1933, as amended, or the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder.

In connection with the private placement of the Warrants, we also entered into an agreement to amend the existing warrants that were previously issued in December 2023 to the Selling Shareholder. Such existing warrants originally entitled the Selling Shareholder to purchase up to 3,031,250 Ordinary Shares, with an exercise price of $1.28 per share. Such existing warrants have been amended to reduce the exercise price to $0.70 per share, extend the expiration date from June 27, 2027 to February 5, 2031, revise the fundamental transaction provision in the warrants and revise the cashless exercise provision with respect to computing the valuation of the Ordinary Shares.

The Selling Shareholder, or its respective transferees, pledgees, donees or other successors-in-interest, may sell the Warrant Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholder may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Shareholder may sell the Warrant Shares hereunder following the effective date of the registration statement of this prospectus forms a part. We provide more information about how a Selling Shareholder may sell its Warrant Shares in the section titled “Plan of Distribution” on page 12. The Selling Shareholder and any broker-dealer participating in the distribution of the Warrant Shares may be deemed to be “underwriters” within the meaning of the Securities Act and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Warrant Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Warrant Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

We are registering the Warrant Shares on behalf of the Selling Shareholder, to be offered and sold by it from time to time. We will not receive any proceeds from the sale of any Warrant Shares by the Selling Shareholder described in this prospectus. Upon exercise of the Warrants for cash, we will receive aggregate gross proceeds of approximately $4.75 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Warrant Shares. The Selling Shareholder will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Warrant Shares.

Our Ordinary Shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “QTEX”. On July 20, 2026, the last reported sale price of our Ordinary Shares on Nasdaq was $1.19.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the Securities Act, and are eligible for reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 5 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, which is incorporated by reference into this prospectus, for a discussion of factors to consider carefully before deciding to invest in our securities.

Neither the SEC nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2026

You should rely only on the information contained in this prospectus or any amendment thereto prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “QTREX” refer to QTREX Quantum Ltd.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” are to U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report our financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Shareholder may offer from time to time up to 6,785,715 Warrant Shares. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Shareholder has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Warrant Shares offered by this prospectus, any prospectus or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus or amendments thereto, as well as information we have previously filed with the SEC is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the Warrant Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus, you should rely on the information in such prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus— the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Warrant Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Ordinary Shares. Before you decide to invest in our Ordinary Shares, you should read the entire prospectus carefully, including the “Risk Factors” section, and the financial statements and related notes thereto and the other information incorporated by reference herein.

Overview

We are a technology company focused on the research, development, manufacturing, and commercialization of advanced connectivity solutions for the quantum computing industry. Our development efforts are directed toward addressing a key hardware scaling constraint facing superconducting quantum computing systems, namely the cryogenic interconnect infrastructure that delivers control and readout signals between room-temperature electronics and the millikelvin qubit environment inside a dilution refrigerator. As superconducting quantum systems scale toward larger qubit counts, conventional cryogenic wiring can impose constraints relating to thermal load, mechanical congestion, microwave performance, manufacturing variability, and integration complexity. We are developing a monolithic interconnect architecture that integrates the conductor, radio-frequency dielectric, shielding, thermal management, and mechanical routing into a single engineered structure, designed to replace discrete, manually assembled cabling and support higher channel density and reliability.

The market for specialized cabling and components for quantum computing is a highly technical niche. Competition consists of major global interconnect conglomerates expanding into cryogenic technologies, alongside specialized engineering firms. The United States is the premier global market for quantum infrastructure, driving the majority of industry demand and commercial deployment due to extensive government funding, venture capital, and the concentration of leading quantum hardware developers.

In April 2026, we acquired a proprietary Additively Manufactured Electronics, or AME, platform from Nano Dimension Technologies Ltd., or Nano, pursuant to an asset purchase agreement, or the Asset Purchase Agreement, that closed on April 6, 2026. The acquired assets include, among other things, intellectual property, equipment, tooling, books and records, inventory, transferred customer contracts, leasehold rights, and accounts receivable, or collectively, the Purchased Assets, associated with the seller’s AME business and its Fabrica business as described below.

Our AME platform, or AME Platform, provides the manufacturing foundation for our quantum connectivity development efforts and also operates as a commercial business serving customers across aerospace, missile, defense, and advanced electronics sectors through a combination of system sales, consumable materials, software and services, and customer-funded engineering and development programs. The AME Platform includes proprietary high-precision 3D electronic printing systems, patented software, engineering know-how, manufacturing equipment, inventory, customer-related assets, and facilities including laboratories and an ink manufacturing plant.

The AME market is an emerging, high-growth sector focused on redefining traditional electronics manufacturing through 3D printing of circuitry and components. The competitive landscape includes specialized high-tech 3D printing companies and advanced electronics manufacturing service providers adopting additive technologies. The United States represents the dominant geographic market for AME, characterized by rapid adoption across innovation-driven sectors such as aerospace, defense, and advanced research institutions seeking localized, agile prototyping and production.

As part of our broader strategic plan, we continue to operate our legacy medical technology platform through a wholly owned medical subsidiary, which we are actively seeking to monetize through one or more strategic transactions. Our medical platform is separate from our recently acquired advanced electronics and quantum-focused operations and currently includes the INSPIRA ART100, a U.S. Food and Drug Administration, or the FDA, cleared advanced life-support system used as a cardiopulmonary bypass, system in surgical procedures of six hours or less, and the HYLA continuous blood monitoring platform, which is designed to perform real-time sampling and analysis of key blood parameters without the need for blood draws. The medical operations are not being sold, discontinued or replaced as part of the Company’s acquisition of the additive manufacturing electronics platform and will continue independently while we evaluate potential monetization alternatives. Although we are engaged in discussions with multiple parties regarding potential transactions involving the medical business or portions thereof, there can be no assurance that any such discussions will result in a definitive transaction or as to the timing, structure or terms of any such transaction.

Our financial statements for the year ended December 31, 2025, contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. This going concern assessment may prevent us from obtaining new financing on reasonable terms, if at all, and imperil our ability to continue operating as a going concern.

Our Strategy

Our strategic objective is to develop and commercialize cryogenic connectivity solutions for superconducting quantum computing systems used within the dilution refrigerator environment. Our quantum connectivity efforts are focused on a monolithic interconnect architecture designed to replace discrete cables, connectors, shields, thermal anchors and other components that are often sourced separately and assembled line-by-line in conventional cryogenic interconnect systems. Our development efforts are directed toward addressing certain constraints associated with conventional cryogenic wiring as superconducting quantum systems scale, including thermal load, mechanical congestion, microwave performance, manufacturing variability and integration complexity.

We intend to pursue collaborations with participants across the quantum computing value chain, including quantum hardware companies, system integrators, cryostat and dilution refrigerator manufacturers, academic institutions and national laboratories, in order to support the development, qualification and potential deployment of our architecture in quantum computing environments. In May 2026, we entered into a joint development agreement with Qarakal Quantum Ltd., a quantum hardware initiative connected to Israel Aerospace Industries and the Hebrew University of Jerusalem, to jointly advance and validate our quantum connectivity architecture for cryogenic quantum systems. This collaboration is intended to support evaluation of our architecture in a working quantum environment as part of our broader development efforts.

Our Platforms, Products, and Technologies

Quantum Computing Connectivity. Conventional cryogenic interconnect systems are generally built from multiple discrete components assembled and verified in a manual process. As channel counts increase, each additional line can contribute to thermal load and volumetric constraints inside the cryostat and can increase labor and rework. Our monolithic interconnect architecture is being designed to address these constraints by replacing the discrete-component approach with an engineered structure intended to reduce connectors and discontinuities, embed shielding to suppress crosstalk, incorporate thermal management features, and increase conductor density while maintaining material and interface characteristics suitable for quantum environments.

Additively Manufactured Electronics Platform. The AME Platform is an advanced electronics manufacturing platform that uses specialized printing technology to produce electronic devices and components. The platform includes manufacturing systems, proprietary conductive and dielectric materials, design and simulation software, and related services. It is designed for applications in which conventional electronics manufacturing approaches may be constrained by product geometry, space limitations, performance requirements or supply-chain considerations. We believe these capabilities make the platform particularly relevant for high-value applications where compact design, reduced weight, signal performance and reliability are important considerations.

Acquired Fabrica Business. As part of the April 2026 asset acquisition from Nano, we also acquired assets comprising Nano’s Fabrica business and related operations. Pursuant to the Asset Purchase Agreement, the Fabrica business consists of Nano’s Fabrica business and related operations. The acquired assets attributable to the Fabrica business include customer-related assets and certain Fabrica accounts receivable and, to the extent included in the Purchased Assets transferred at closing, also include intellectual property, equipment, tooling, books and records, inventory, transferred customer contracts and leasehold rights used in or related to the acquired businesses.

Legacy Medical Technology Platform

Our legacy medical technology platform includes the INSPIRA ART100, an FDA-cleared advanced life-support system used as a cardiopulmonary bypass system in surgical procedures of six hours or less, and the HYLA continuous blood monitoring platform under development. The medical operations are held in a wholly owned subsidiary, and we have disclosed an intent to monetize the medical platform through one or more strategic transactions.

Corporate Information

We are an Israeli corporation based in Ness-Ziona, Israel and were incorporated in Israel in 2018 under the name Clearx Medical Ltd. On April 10, 2018, our name was changed to Insense Medical Ltd. On July 30, 2020, our name was changed to Inspira Technologies Oxy B.H.N. Ltd. On May 10, 2026, our name changed to our current name, QTREX Quantum Ltd. Our principal executive offices are located at 2 Ilan Ramon St., Ness Ziona, 7403635 Israel, while our research and development teams function out of our offices located in 2 Ha-Tidhar st., Ra’anana, 4366504, Israel. Our telephone number in Israel is 972 996 644 88. Our website address is https://q-trex.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Our Ordinary Shares are listed on Nasdaq under the symbol “QTEX”.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements, we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market rules for domestic U.S. issuers and are not required to be compliant with all Nasdaq Stock Market rules as would domestic U.S. issuers. See “Risk Factors—Risks Related to the Offering and Ownership of our Securities” for additional information. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

THE OFFERING

Ordinary Shares currently issued and outstanding	55,708,771 Ordinary Shares

Warrant Shares offered by the Selling Shareholder	Up to 6,785,715 Ordinary Shares

Ordinary Shares to be outstanding after this offering (assuming full exercise of the Warrants that are exercisable for the Warrant Shares offered hereby):	62,494,486 Ordinary Shares.

Use of proceeds	We will not receive any of the proceeds from any sale of any Warrant Shares by the Selling Shareholder. We may receive proceeds in the event that any of the Warrants are exercised at their respective exercise prices per share which may result in gross proceeds of approximately $4.75 million, if all of the Warrants are exercised for cash. Any proceeds that we receive from the exercise of the Warrants will be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section starting on page 5 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, which is incorporated by reference into this prospectus, for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq symbol	Our Ordinary Shares are listed on the Nasdaq under the symbol “QTEX”.

The number of Ordinary Shares to be outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold and is based on 55,708,771 Ordinary Shares outstanding as of July 19, 2026. This number excludes:

●	522,897 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices ranging between NIS 0.37 (approximately $0.10) to NIS 11.33 (approximately $3.08) per share;

●

8,637,605 restricted share units, or RSUs, granted to directors, employees, and consultants under our equity incentive plan, none of which were vested as of such date, out of which 1,100,000 RSUs are subject to shareholder approval;

●	205,027 Ordinary Shares issuable upon the exercise of warrants issued to H.C. Wainwright & Co., or HCW, in connection with a certain purchase agreement, at an exercise price of $1.60 per share;

●	145,455 Ordinary Shares issuable upon the exercise of warrants issued to Aegis Capital Corp., or Aegis, in connection with our initial public offering at an exercise price of $6.875 per share;

●	60,340 Ordinary Shares issuable upon the exercise of warrants issued to Newbridge Securities Corporation, or Newbridge, at an exercise price of $1.56 per share; and

●	6,785,715 Ordinary Shares issuable upon the exercise of warrants issued to an institutional investor in connection with a securities purchase agreement, dated February 5, 2026, at an exercise price of $0.7 per share.

RISK FACTORS

An investment in the Ordinary Shares involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should consider carefully the risk factors described below and the risks described under the caption “Item 3. Key Information - D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 26, 2026, which is incorporated by reference in this prospectus, before deciding whether to invest in the Ordinary Shares. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of the Ordinary Shares to decline, and you may lose all or part of your investment.

Risks Related to this Offering

Future sales of our Ordinary Shares could reduce the market price of our securities.

Substantial sales of our Ordinary Shares on Nasdaq may cause the market price of our securities to decline. Sales by us or our security holders of substantial amounts of our Ordinary Shares, or the perception that these sales may occur in the future, could cause a reduction in the market price of our securities.

The issuance of any additional Ordinary Shares or any securities that are exercisable for or convertible into Ordinary Shares, may have an adverse effect on the market price of our Ordinary Shares and will have a dilutive effect on our existing shareholders and holders of Ordinary Shares.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional Ordinary Shares or other securities convertible into or exchangeable for Ordinary Shares at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Ordinary Shares, or securities convertible or exchangeable into Ordinary Shares, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We may need additional financing in the future. We may be unable to obtain additional financing or if we obtain financing it may not be on terms favorable to us. You may lose your entire investment.

Based on our current plans, we believe our existing cash and cash equivalents will be sufficient to fund our operating expense and capital requirements for the next six months. We expect that we will require substantial additional capital to operate and to commercialize our products and we expect to seek additional funds to enable us to fund our operations for the next twelve months. We may be unable to obtain additional funds through financing activities, and if we obtain financing it may not be on terms favorable to us. If we are unable to obtain additional funds on terms favorable to us, we may be required to cease or reduce our operating activities. If we must cease or reduce our operating activities, you may lose your entire investment.

The price of the Ordinary Shares may be volatile.

The market price of the Ordinary Shares has fluctuated in the past. Consequently, the current market price of the Ordinary Shares may not be indicative of future market prices, and we may be unable to sustain or increase the value of your investment in the Ordinary Shares.

We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in Ordinary Shares as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

Risks Related to our Business and Industry

We depend heavily on the successful development, validation, and commercialization of our monolithic interconnect architecture for the quantum computing industry, and we may not be able to successfully introduce it to the market.

Our strategic objective is to establish QTREX as a provider of cryogenic connectivity inside the dilution refrigerator for the superconducting quantum computing industry. We are developing the monolithic interconnect architecture designed to replace the discrete, manually assembled cabling that dominates the industry today. Our business model relies on our ability to successfully transition our technology to the quantum computing industry, as well as on strategic collaborations to jointly develop, qualify, and deploy our architecture in production-grade environments. If we fail to establish or maintain these partnerships, or if our engineered structure fails to effectively overcome thermal load constraints and other connectivity limitations as compared to traditional assembled wiring, our commercialization efforts may not lead to meaningful sales.

Our target market is subject to rapid technological change, and we may not be able to develop systems that supplant existing approaches.

The quantum computing and advanced electronics manufacturing markets are subject to rapid and substantial innovation. Our monolithic interconnect architecture, which relies on our AME capabilities, could be rendered obsolete or uneconomical by competitors’ technological advances or alternative interconnect approaches. If we cannot keep pace with technological change, our business, financial condition, and results of operations could be materially adversely affected.

We may not successfully commercialize our recently acquired AME Platform, and our failure to successfully manage and scale its commercialization could harm our business.

In April 2026, we acquired the AME Platform from Nano, which we expect to serve as both the production foundation for our quantum connectivity strategy and a commercially active business. Our revenue depends, in part, on our ability to successfully complete the integration of the AME platform that we acquired from Nano, our ability to commercialize inkjet-based additive electronics manufacturing systems and proprietary printable conductive and dielectric materials to customers in aerospace, missile, defense, and advanced electronics sectors, and on the commercial adoption of our products. We cannot assure you that these commercialization efforts will lead to sustained or meaningful sales, and any failure to manage, scale, and support the AME Platform could materially adversely affect our business.

Defects or failures in our products, proprietary materials or manufacturing processes could result in product liability, warranty and other claims, require costly remediation efforts or recalls, and materially harm our business, results of operations and reputation.

Our systems, proprietary materials and related products may contain undetected defects, errors, reliability issues or performance failures that are not discovered until after they have been manufactured, shipped or used by customers. These issues may arise from product design, raw materials, manufacturing or assembly processes, software, quality control or other causes. In addition, because certain of our products involve specialized materials and, in some cases, hazardous chemicals, defects, contamination, handling failures or manufacturing process issues could increase the risk of safety-related incidents, property damage, environmental exposure or related claims.

If any of our products or materials are alleged or found to be defective, have failed to perform as expected or have contributed to injury, property damage or operational disruption, we could incur substantial costs and liabilities, including costs associated with investigating the issue, repairing or replacing affected products, providing credits or refunds, honoring warranty obligations, conducting field corrective actions, undertaking remediation efforts, or recalling or withdrawing products from the market. Any such issue could also result in delayed customer acceptance, delayed or lost revenue, cancellation of orders, loss of existing or potential customers or commercial partners, increased warranty servicing costs, breach of contract or indemnification claims, and other disputes or litigation.

We may also become subject to regulatory inquiries, investigations or other proceedings if a defect, failure or safety issue is believed to create risk to persons, property or operations, or if corrective actions are not implemented in a timely or adequate manner. Even if claims relating to an alleged defect are ultimately unsuccessful, defending such claims and responding to related inquiries or proceedings could be time-consuming and expensive, divert the attention of management and technical personnel, and adversely affect our relationships with customers and other counterparties. In addition, publicity associated with any actual or alleged defect, failure, recall, remediation effort or safety-related issue could materially damage our reputation and impair market acceptance of our products and technologies.

Although we may maintain insurance for certain product-related risks, our insurance coverage may not be available on acceptable terms, may not continue to be available in sufficient amounts, or may not be adequate to cover all liabilities that we may incur. In addition, any contractual indemnification we may receive from third parties may not fully protect us, particularly with respect to alleged design defects, quality failures or other matters for which we are viewed as responsible. As a result, a product defect or alleged defect could subject us to liabilities and losses in excess of available insurance or indemnity protection.

Discontinuation of operations at our single manufacturing site could prevent us from timely fulfilling customer orders.

We currently assemble and test the systems we sell, and produce consumables for our systems, at a single facility. A disruption at this facility, whether due to natural disasters, fire, power outages, equipment failures, labor shortages, cyber incidents, supply interruptions or other unforeseen events, could materially impair our ability to supply systems or consumable materials in a timely manner and could lead to significant costs.

If operations at this facility are interrupted, even for a limited period, we may be unable to manufacture, assemble, test or deliver our systems and consumable materials on schedule, which could result in delayed shipments, delayed or lost revenue, increased operating costs, customer dissatisfaction and damage to our commercial relationships. In addition, because our operations involve specialized manufacturing systems, proprietary materials and related know-how, restoring normal operations, replacing damaged equipment or transferring production to an alternate site, if available, could require substantial time and expense. Any prolonged disruption could also delay customer installations, service obligations and development activities, any of which could materially adversely affect our business, financial condition and results of operations.

We are subject to environmental, health and safety laws and regulations in connection with our products, proprietary materials and operations, and compliance with these requirements could subject us to significant costs and potential liability.

Our business involves or may involve the use, handling and international shipment of products, inks, materials and other substances that may be subject to environmental, health and safety laws and regulations relating to the import and export of chemicals and hazardous substances. These requirements may govern, among other things, the composition of our products and materials, the manner in which such materials are packaged, labeled, stored, transported, used and disposed of, and the handling of wastes or emissions associated with our operations. In addition, our carriers and logistics providers may impose further restrictions and compliance requirements for the shipment of dangerous products.

Compliance with these laws and regulations may require us to incur significant costs, including costs to monitor and maintain compliance programs, obtain or maintain approvals, modify our operations, change suppliers, reformulate the chemicals used in our inks and materials, or alter packaging, handling or shipping practices. If we fail to comply with applicable requirements, or if applicable laws or regulations become more stringent, we could be subject to fines, penalties, restrictions on our ability to manufacture, import, export or sell certain products, remediation obligations, or other liabilities. Any such developments could disrupt our operations, increase our costs, delay customer shipments, require changes to our products or manufacturing processes, and materially adversely affect our business, financial condition and results of operations.

We have engaged in the acquisition of the AME Platform, which may pose integration risks, and the recognition of additional assets on our financial statements could lead to significant write-offs.

As part of our growth and diversification strategy, we evaluate and engage in acquisitions, such as our April 2026 acquisition of the AME Platform from Nano pursuant to the Asset Purchase Agreement. Mergers and acquisitions entail risks that could materially and adversely affect our business, operating results, and financial condition, including problems integrating acquired operations and technologies, diversion of management time, failures to realize anticipated synergies, and difficulties retaining relationships with suppliers and customers of the acquired platform. In addition, these transactions require recognition of additional assets on our balance sheet. If the acquired business does not perform as expected, we may face potential write-offs of acquired assets, which would negatively impact our financial condition and results of operations.

We may not be able to successfully integrate and operate the Purchased Assets acquired from Nano, which could disrupt our business and adversely affect our results of operations.

Under the Asset Purchase Agreement, we acquired certain assets comprising Nano’s additive manufacturing electronics business and Fabrica business, including intellectual property, equipment, tooling, books and records, inventory, transferred customer contracts, leasehold rights, and accounts receivable. Successfully integrating and operating these Purchased Assets requires, among other things, effective transition of customer and supplier relationships, integration of systems and controls, and retention of personnel and know-how relevant to the Purchased Assets. If integration is more costly or time-consuming than expected, or if integration efforts disrupt operations or customer relationships, our business and results of operations could be materially adversely affected.

We may not be able to successfully monetize our medical technology platform, which could divert management attention and resources.

While we have pivoted toward quantum connectivity and advanced electronics manufacturing, we continue to operate a medical technology platform held within a wholly owned subsidiary. That platform includes the INSPIRA ART100 and the HYLA continuous blood monitoring platform, and we have disclosed an intent to monetize this business through strategic transactions. There is no assurance that any definitive transaction will occur. If we are unable to monetize the medical platform on acceptable terms or at all, we may be required to continue dedicating financial and managerial resources to a non-core business, which could adversely affect our ability to execute our strategic focus.

Our operating results and financial condition may fluctuate significantly.

Our transition requires capital expenditures and operating expenses as we invest in research and development, manufacturing, and commercialization activities for our quantum products and AME Platform systems. Our operating results may fluctuate from quarter to quarter due to factors such as the degree of market acceptance of our products, long sales cycles, changes in the amount we spend to develop or acquire new technologies, and foreign currency exchange rate fluctuations. As a result, period-to-period comparisons of our operating results may not be meaningful, and our results may fall short of expectations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “predict,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	Our financial statements for the year ended December 31, 2025, contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. This going concern assessment may prevent us from obtaining new financing on reasonable terms, if at all, and imperil our ability to continue operating as a going concern;

●	Our planned level of revenues, capital expenditures and liquidity;

●	Our available cash and our ability to obtain additional funding;

●	Our ability to market and sell our products;

●	Our expectation regarding the sufficiency of our existing cash and cash equivalents to fund our current operations;

●	Our ability to advance the development of our products and future potential product candidates;

●	Our ability to commercialize and sell our products and future potential products and future sales of our product or any other future potential products;

●	Our plans to continue to invest in research and development to develop technology for new products;

●	Our ability to maintain our relationships with suppliers, manufacturers, distributors and other partners;

●	Our ability to retain key executive members;

●	Our ability to internally develop new inventions and intellectual property;

●	The overall global economic environment;

●	The impact of competition and new technologies;

●	The possible impacts of cybersecurity incidents on our business and operations;

●	general market, political and economic conditions in the countries in which we operate;

●	Our ability to internally develop new inventions and intellectual property;

●	Changes in our strategy; and

●	Litigation.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

SELLING SHAREHOLDER

This prospectus relates to the sale of up to 6,785,715 Ordinary Shares that the Selling Shareholder may sell in one or more offerings upon exercise of some or all of Warrants that the Selling Shareholder purchased from us in a private placement under the terms of the Securities Purchase Agreement. The table below sets forth information about the maximum number of Ordinary Shares that may be offered from time to time by the Selling Shareholder under this prospectus. The Selling Shareholder identified below may currently hold or acquire Ordinary Shares in addition to those registered hereby. In addition, the Selling Shareholder identified below may sell, transfer, assign or otherwise dispose of some or all of its Ordinary Shares registered hereunder in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

To our knowledge, the Selling Shareholder does not have, and has not had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than its ownership of our Ordinary Shares, Warrants and pre-funded warrants, and transactions relating to the issuances or exercises thereof. In addition, to our knowledge, the Selling Shareholder is not an affiliate of a broker-dealer and there are no participating broker-dealers. To the extent a selling shareholder would be an affiliate of a broker-dealer, or if there would be any participating broker-dealer, such selling shareholder and/or participating broker-dealer would be deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholder or broker-dealer could be regarded as underwriting commissions or discounts under the Securities Act.

Prior to the closing of any of the sales of securities to the Selling Shareholder under the Securities Purchase Agreement, the Company had 37,074,123 Ordinary Shares issued and outstanding. On February 6, 2026, we closed the transactions contemplated by the Securities Purchase Agreement between us and the Selling Shareholder, which consisted of two separate, concurrent transactions — (i) a registered direct offering and (ii) a private placement.

Pursuant to the registered direct offering, we issued and sold to the Selling Shareholder 4,000,000 Ordinary Shares, together with pre-funded warrants to purchase 2,785,715 Ordinary Shares. The registered direct offering was registered under a separate prospectus supplement constituting a part of the prospectus in our registration statement on Form F-3 (File number 333-289324) and is not covered by this prospectus.

In a concurrent private placement effected pursuant to the Securities Purchase Agreement, we issued and sold Warrants to purchase up to 6,785,715 Ordinary Shares to the Selling Shareholder.

In the aggregate, the registered direct offering and private placement transactions contemplated by the Securities Purchase Agreement resulted in our issuance of 6,785,715 Ordinary Shares and/or ordinary share equivalents, which constituted approximately 15% of the issued and outstanding shares of the Company prior to the transactions.

	Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus	Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
Name of Selling Shareholder	Number	Percentage(2)	Number	Number(3)	Percentage(4)
Armistice Capital, LLC(5)	6,785,715	10.8%	6,785,715	0	0%

(1)	Includes 6,785,715 Ordinary Shares issuable upon the exercise of the Warrants, exercisable at a price of $0.70 per share.

(2)	The percentage ownership of 10.8% is based on 55,708,771 outstanding Ordinary Shares as of the date of this prospectus, while also including as outstanding for purposes of calculating such percentage. This percentage does not give effect to the provisions of the Warrants, which provide that the Selling Shareholder may not hold more than 4.99% of the total issued and outstanding Ordinary Shares of the Company at any given time.

(3)	Assumes that the Selling Shareholder will sell all of the 6,785,715 Ordinary Shares underlying Warrants that are being offered pursuant to this prospectus, but has not and will not sell any of the previously issued warrants or other Ordinary Shares beneficially owned by the Selling Shareholder.

(4)	The percentage of outstanding Ordinary Shares which may be sold in this offering considers, as outstanding Ordinary Shares, the 6,785,715 Ordinary Shares underlying the Warrants that may be sold in this offering.

(5)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company, or the Master Fund, and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC, or Armistice Capital, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Shareholder from exercising that portion of the warrants that would result in the Selling Shareholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

plan of distribution

We are registering the Ordinary Shares issuable upon exercise of the Warrants to permit the resale of these Warrant Shares by the Selling Shareholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholder of the Warrant Shares. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the Selling Shareholder. However, we will receive cash proceeds equal to the total exercise price of the Warrants to the extent that the Warrants are exercised using cash. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares.

The Selling Shareholder may sell all or a portion of the Warrant Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Warrant Shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Warrant Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits Selling Shareholder;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the Selling Shareholder effect such transactions by selling Warrant Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from Selling Shareholder of the Warrant Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Ordinary Shares or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Ordinary Shares in the course of hedging in positions they assume. The Selling Shareholder may also sell Ordinary Shares short and Ordinary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholder may also loan or pledge Ordinary Shares to broker-dealers that in turn may sell such shares.

The Selling Shareholder may pledge or grant a security interest in some or all of the Warrants or Warrant Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Shareholder to include the pledgee, transferee or other successors in interest as Selling Shareholder under this prospectus. The Selling Shareholder also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholder and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the Warrant Shares.

The Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the Selling Shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

We will pay all expenses of the registration of the Warrant Shares, estimated to be $20,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholder against liabilities in accordance with the Securities Purchase Agreement, or the Selling Shareholder will be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Warrant Shares will be freely tradable in the hands of persons other than our affiliates.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Warrant Shares by the Selling Shareholder pursuant to this prospectus. We may receive up to approximately $4.75 million in aggregate gross proceeds from cash exercises of the Warrants, based on the applicable per share exercise price of the Warrants, or substantially less in the event of cashless exercises of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes. The Selling Shareholder will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the Warrant Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

See “Plan of Distribution” elsewhere in this prospectus for more information.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

The Companies Law imposes further restrictions on our ability to declare and pay dividends. Under the Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution, generally referred to as the Earnings Criteria. In the event that we do not meet such earnings criteria, we may seek the approval of a court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

However, pursuant to regulations promulgated under the Companies Law applicable for Israeli companies whose shares are listed on stock exchanges outside of Israel, or the Exemptions Regulations, an Israeli company whose shares are listed outside Israel is permitted to execute distributions through repurchasing its own shares, even if Earnings Criteria are not met, without the need for a court’s approval. This exemption is subject to certain conditions, including, among others: (i) the distribution meets the Solvency Criteria; and (ii) there had not been any objection filed by any of the Company’s creditors to the relevant court. If any creditor objects to such distribution, the Company will be required to obtain the court’s approval for such distribution.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2025:

●	on an actual basis;

●	on a pro forma basis to give effect to the amendment of the warrants originally entitled an investor to purchase up to 3,031,250 Ordinary Shares of the Company, with an exercise price of $1.28 per share to reduce the exercise price to $0.70 per share, extend the expiration date from June 27, 2027 to February 5, 2031, revise the fundamental transaction provision in the warrants and revise the cashless exercise provision with respect to computing the valuation of the Ordinary Shares, as if such issuances had occurred as of December 31, 2025; and (ii) the receipt of net proceeds of $4.3 million and the issuance of 6,785,715 Ordinary Shares and share equivalents pursuant to the sales agreement with A.G.P./Alliance Global Partners , as of April 4, 2026; and (iii) the receipt of net proceeds of $9.1 million and the issuance of 3,895,000 Ordinary Shares and 2,771,667 Ordinary Shares issuable upon exercise of the pre-funded warrants in connection with a securities purchase agreement, dated May 29, 2026; and

●	on a pro forma as adjusted basis to give effect to the items above and the issuance of: (i) up to 6,785,715 Ordinary Shares issuable upon the exercise of the Warrants, for an aggregate amount of net proceeds of $4.75 million;

The following table should be read in conjunction with “Use of Proceeds,” our financial statements and related notes that are incorporated by reference into this prospectus and the other financial information included or incorporated by reference into this form.

	As of December 31, 2025 (unaudited)
U.S. dollars in thousands	Actual	Pro forma	Pro forma as adjusted
Cash and cash equivalents	3,159	16,658	21,408
Deposits	-	-	-
Restricted deposits	98	98	98
Financials liability at fair market value	1,082	46	46
Ordinary shares, no par value per share:
Share capital and additional paid-in capital	82,117	97,711	102,461
Accumulated losses	(79,794)	(80,853)	(80,853)
Total equity	2,323	16,858	21,608
Total liabilities and shareholder equity	5,341	18,840	23,590

This above table is based on 35,949,247 Ordinary Shares outstanding as of December 31, 2025, and excludes Ordinary Shares issuable upon exercise of the Pre-Funded (except as otherwise specified) and:

●	517,376 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices ranging between NIS 0.37 (approximately $0.10) to NIS 11.33 (approximately $3.08) per share;

●	4,745,511 RSUs granted to directors, employees, and consultants under our equity incentive plan, none of which were vested as of such date.;

●	212,188 Ordinary Shares issuable upon the exercise of warrants issued to HCW in connection with a certain purchase agreement, at an exercise price of $1.60 per share;

●	1,640,455 IPO Warrants to purchase up to 1,640,455 of our Ordinary Shares. Each IPO Warrant is exercisable for one Ordinary Share at an exercise price of $5.50 per share, which expire on July 15, 2026;

●	145,455 Ordinary Shares issuable upon the exercise of warrants issued to Aegis in connection with our initial public offering at an exercise price of $6.875 per share;

●	3,031,250 Ordinary Shares issuable upon the exercise of warrants issued to an institutional investor in connection with a securities purchase agreement, dated December 26, 2023, at an exercise price of $1.28 per share which was subsequently amended to $0.70 per share; and

●	185,591 Ordinary Shares issuable upon the exercise of warrants issued to Newbridge at an exercise price of $1.56 per share; and

●	3,753,001 Ordinary Shares issuable upon the exercise of warrants issued to several individuals in connection with securities purchase agreements, dated December 27, 2024, at an exercise price of $1.10 per share.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates:

SEC registration fee	$1,059
Legal fees and expenses	$5,000
Accounting fees and expenses	$5,500
Miscellaneous	$2,500
Total	$14,059

LEGAL MATTERS

Certain legal matters with respect to the legality of the Warrant Shares offered by this prospectus will be passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The financial statements as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025, incorporated by reference into this prospectus and in the registration statement have been so incorporated in reliance on the report of Ziv Haft, a member firm of BDO, an independent registered public accounting firm, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to Warrant Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the Ordinary Shares.

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at https://q-trex.com. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus do not constitute a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to public policy in Israel;

●	the judgment was not obtained by fraud, there was a reasonable opportunity for the defendant to present their case, the judgment was given by an authorized court to issue it under the applicable international private law rules in Israel, and the judgment does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable according to the laws of the foreign state in which it was granted; and

●	enforcement may be denied if it could harm the sovereignty or security of the State of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfill its duty for the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 26, 2026;

●	Our Reports on Form 6-K furnished on March 26, 2026 (with respect to the first paragraph, the bullet points under the sections titled “Recent Business and Operational Highlights,” the section titled “Full Year 2025 Financial Highlights” and “Forward-Looking Statement Disclaimer” and the financial statements in the press release attached therewith as Exhibit 99.1), March 31, 2026, April 6, 2026, April 6, 2026, April 13, 2026 (with respect to the first, second, third and fifth paragraphs, as well as the section titled “Forward-Looking Statement Disclaimer,” of the press release attached therewith as Exhibit 99.1), April 14, 2026 (with respect to the first three paragraphs of the press release attached thereto as Exhibit 99.1), April 15, 2026, April 16, 2026, April 16, 2026 (with respect to the first, second, third and fifth paragraphs, as well as the section titled “Forward-Looking Statement Disclaimer,” of the press release attached thereto as Exhibit 99.1), April 28, 2026, April 30, 2026, (with respect to the first four and seventh paragraphs and the section titled “Forward-Looking Statements” of the press release attached thereto as Exhibit 99.1), May 1, 2026, May 6, 2026, May 11, 2026, May 18, 2026, May 19, 2026, May 28, 2026, June 1, 2026, June 1, 2026 (with respect to the first, second, third and fifth paragraphs and the section titled “Forward-Looking Statements” in the press release attached thereto as Exhibit 99.1), June 9, 2026 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements” in the press release attached thereto as Exhibit 99.1), June 11, 2026, June 18, 2026 (with respect to the first four paragraphs and the section titled “Forward-Looking Statements” in the press release attached thereto as Exhibit 99.1), July 1, 2026 (with respect to the first four paragraphs and the section titled “Forward-Looking Statements” in the press release attached thereto as Exhibit 99.1), July 14, 2026 (with respect to the first four paragraphs and the section titled “Forward-Looking Statements” in the press release attached thereto as Exhibit 99.1); July 17, 2026 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements” in the press release attached thereto as Exhibit 99.1); July 21, 2026; and

●	The description of our securities contained in Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 26, 2026.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at 2 Ilan Ramon St., Ness-Ziona, 7403635 Israel, Tel: +972-996-64488; Attention: Chief Financial Officer.

Up to 6,785,715 Ordinary Shares

QTREX Quantum Ltd.

PROSPECTUS

July 21, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute in lieu of a criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, or by another person, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent;

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent the Initiation of Procedures or to Conclude Proceedings, subject to conditions) to the Securities Law; and

●	any other liability or expense for which it is permitted and/or will be permitted to indemnify an office holder.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and certain members of our senior management who are office holders. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors’ and officers’ insurance.

Exemption

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his or her duty of loyalty, but may exempt in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exemption is included in its articles of association. Our amended and restated articles of association and our letters of exemption provide that we may exempt, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exemption from liability arising from a company’s resolution and/or a transaction in which our controlling shareholder or any office holder has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exempt and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exempt or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

Our amended and restated articles of association permit us to exempt (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since June 2023, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On December 26, 2023, we entered into a purchase agreement, or the Purchase Agreement, with Armistice Capital LLC, or Armistice, in a registered direct offering, pursuant to which we issued (i) an aggregate of 1,375,000 Ordinary Shares at a purchase price of $1.28 per share, and (ii) pre-funded warrants, or the Pre-Funded Warrants, to purchase up to 1,656,250 Ordinary Shares, at a purchase price of $1.28, less $0.001 per Pre-Funded Warrant. In addition, pursuant to the Purchase Agreement, and in a concurrent private placement, we issued to Armistice warrants, or the Armistice Warrants, to purchase up to an aggregate of 3,031,250 Ordinary Shares at an exercise of $1.28 per share, or the Armistice Warrant Shares. The Armistice Warrants were exercisable immediately upon issuance and expire three and a half years following their issuance. Each Pre-Funded Warrant was exercisable for one Ordinary Share at an exercise price of $0.001 per share. The Pre-Funded Warrants were immediately exercisable and have been fully exercised. We received aggregate gross proceeds of $3.88 million in the registered direct offering and concurrent private placement.

H.C. Wainwright & Co., LLC, or the Placement Agent, acted as the exclusive placement agent for the registered direct offering and concurrent private placement. We paid the Placement Agent an aggregate fee equal to 7.0% of the gross proceeds of the offering, a management fee of 1.0% of the gross proceeds of the offering, a non-accountable expenses allowance of $85,000 and a clearing fee of $15,950. In addition, on December 28, 2023, we issued to the Placement Agent and its designees warrants to purchase up to 212,188 Ordinary Shares, or the Placement Agent Warrants and such shares, the Placement Agent Warrant Shares. The Placement Agent Warrants were substantially on the same terms as the Armistice Warrants, except that the Placement Agent Warrants have an exercise price of $1.60 per share. The Placement Agent Warrants were issued to four designees: Charles Worthman, Craig Schwabe, Michael Vasinkevich, and Noam Rubinstein. Each of the designees is affiliated with the Placement Agent and has sole voting and dispositive power over the securities held. The designees acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

In connection with a consulting agreement dated February 20, 2024, we issued to a service provider, Talniri Ltd., or Talniri, warrants to purchase up to 220,000 Ordinary Shares, or the Talniri Warrants. The Talniri Warrants will become exercisable on May 20, 2024, or the Initial Exercise Date, at an exercise price of $2.25 per share and will expire six months following the Initial Exercise Date, or on November 20, 2024.

On April 1, 2024, the Company entered into a purchase agreement with two investors in a registered direct offering, or the April Offering, pursuant to which the Company issued an aggregate of 1,339,285 Ordinary Shares at a purchase price of $1.232 per share. The aggregate proceeds received by the Company from the April Offering were approximately $1.65 million.

On June 14, 2024, we entered into a purchase agreement with a single, individual investor, providing for the issuance in a registered direct offering, or the June Offering, of (i) an aggregate of 941,541 Ordinary Shares, at a purchase price of $1.30 per share, and (ii) pre-funded warrants to purchase up to 1,709,760 Ordinary Shares, at a purchase price of $1.30, less $0.001 per pre-funded warrant. Each pre-funded warrant is exercisable for one Ordinary Share at an exercise price of $0.001 per share. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The June Offering resulted in gross proceeds of $3.4 million. We issued placement agent in the agreement warrants equal to a total of 7.0% of the aggregate number of Ordinary Shares sold in the transaction and 185,591 warrants to purchase up to 185,591 Ordinary Shares with an exercise price of $1.56 per share. The placement agent warrants were exercisable immediately upon issuance and expire four years following issuance.

On June 30, 2024, the Company issued 45,000 Ordinary Shares to an advisor in connection with consulting service agreement.

On December 27, 2024, we entered into securities purchase agreements for private placement financing with certain accredited investors, or the December Private Placement, pursuant to which the investors agreed to purchase (i) 3,950,343 of our Ordinary Shares at a purchase price of $0.70 per share, (ii) pre-funded warrants to purchase up to 658,372 Ordinary Shares at a purchase price of $0.70, less $0.001 per pre-funded warrant. In addition, the Selling Shareholder of such Ordinary Shares or pre-funded warrants received warrants to purchase up to 4,608,715 Ordinary Shares at an exercise price of $1.10 per share. We received approximately $3.2 million in gross proceeds. In addition, we entered into a placement agency agreement with Dawson James Securities, Inc., who served as placement agent in the offering, dated December 27, 2024, pursuant to which we agreed to pay the placement agent a cash placement fee equal to: (a) 8.0% of the gross proceeds received in the offering from certain investors introduced by the placement agent and 4.0% of the gross proceeds received by us from the exercise of warrants by such investors, (b) 4.0% of the gross proceeds received in the offering from certain investors introduced by us and 4.0% of the gross proceeds received by us from the exercise of warrants by such investors, and (c) 0% of the gross proceeds received in the offering from certain other investors and 0% of the gross proceeds received by us from the exercise of warrants by such investors.

On February 5, 2026, concurrently with a registered direct offering for the issuance and sale of 4,000,000 Ordinary Shares and pre-funded warrants to purchase up to 2,785,715 Ordinary Shares, we closed a private placement for the sale of the Warrants to purchase up to 6,785,715 Ordinary Shares, at a combined purchase price of $0.70 per Ordinary Share and accompanying warrant and a combined purchase price of $0.699 per pre-funded warrant and accompanying warrant. The ordinary warrants issued pursuant to the private placement have an exercise price of $0.70 per Ordinary Share, become exercisable six months following issuance, and will expire five years from the initial exercise date. In connection with the offering, we entered into an agreement to amend existing warrants originally issued in December 2023 to purchase up to 3,031,250 Ordinary Shares; following this amendment, the exercise price was reduced from $1.28 to $0.70 per share and the expiration date was extended to February 5, 2031. The gross proceeds received by the Company were approximately $4.75 million in gross proceeds.

On May 29, 2026, we entered into a definitive securities purchase agreement for a private placement financing, or the May 2026 Private Placement. Pursuant to the securities purchase agreement, a single institutional investor purchased 3,895,000 of our Ordinary Shares at a purchase price of $1.50 per share and pre-funded warrants to purchase up to 2,771,667 Ordinary Shares at an exercise price of $0.0001. The pre-funded warrants are exercisable immediately and may be exercised at any time until the pre-funded warrants are exercised in full (subject to the beneficial ownership limitation contained therein). The offering resulted in gross proceeds of $10 million.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

3.1	Amended and Restated Articles of Association of QTREX Quantum Ltd. (incorporated by reference to Exhibit 3.1 to QTREX Quantum Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 001-40303) filed with the SEC on May 19, 2026).
4.1	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.1 to QTREX Quantum Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021).
4.2	Form of Warrant Agent Agreement (incorporated by reference to Exhibit 4.2 to QTREX Quantum Ltd.’s Registration Statement Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021).
4.3	Form of Warrant (incorporated by reference to Exhibit 4.4 to QTREX Quantum Ltd.’s Registration Statement FormF-1 (File No. 333-253920) filed with the SEC on July 1, 2021).
4.4	Form of Amendment of Warrant Agreement by and between the Company and American Stock Transfer & Trust Company, LLC, dated August 8, 2022 (incorporated by reference to Exhibit 4.6 to QTREX Quantum Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2023, (File No. 001-40303) filed with the SEC on March 24, 2024).
4.5	Form of Ordinary Warrant (incorporated by reference to Exhibit 4.1 to QTREX Quantum Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 333-253920) filed with the SEC on December 27, 2023).
4.6	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to QTREX Quantum Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 333-253920) filed with the SEC on December 27, 2023).
4.7	Warrant to Purchase Ordinary Shares (filed as Exhibit 4.7 to Form F-1 on May 9, 2024, and incorporated herein by reference.)
4.8	Form of Placement Agent Ordinary Share Warrant (incorporated by reference to Exhibit 4.8 to QTREX Quantum Ltd.’s Registration Statement on Form F-1 (File No. 333-279276) filed with the SEC on May 9, 2024).
4.9	Pre-Funded Ordinary Share Purchase Warrant (filed as Exhibit 4.1 to the Report of Foreign Private Issuer on Form 6-K on June 17, 2024, and incorporated herein by reference.)
4.10	Form of Ordinary Share Purchase Warrant (filed as Exhibit 99.3 to the Report of Foreign Private Issuer on Form 6-K on December 27, 2024, and incorporated herein by reference.)
4.11	Pre-Funded Ordinary Share Purchase Warrant (filed as Exhibit 99.2 to the Report of Foreign Private Issuer on Form 6-K on December 27, 2024, and incorporated herein by reference.)
4.12	Form of Ordinary Warrant (filed as Exhibit 4.1 the Report of Foreign Private Issuer on Form 6-K on February 6, 2026, and incorporated herein by reference).
4.13	Pre-Funded Ordinary Share Purchase Warrant (filed as Exhibit 4.2 the Report of Foreign Private Issuer on Form 6-K on February 6, 2026, and incorporated herein by reference.)
4.14	Form of Pre-Funded Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-40303) filed on June 1, 2026).
5.1*	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to QTREX Quantum Ltd.
10.1	Form of Indemnification Agreement. (incorporated by reference to Exhibit 10.1 to QTREX Quantum Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on March 12, 2021).
10.2	QTREX Quantum Ltd. (formerly known as: InSense Medical Ltd.) 2019 Equity Incentive Plan (amended on September 14, 2021), (incorporated by reference to Exhibit 10.2 to Post-Effective Amendment No. 1 to QTREX Quantum Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on October 27, 2021).
10.3	QTREX Quantum Ltd. Compensation Policy for Company’s Executives (incorporated by reference to Exhibit 99.2 to QTREX Quantum Ltd.’s Report of Foreign Private Issuer on Form 6-K (File No. 001-4030) filed with the SEC on December 20, 2021).
10.4	Form of Simple Agreement for Future Equity (incorporated by reference to Exhibit 10.7 to QTREX Quantum Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021)
10.5	Shareholder Loan Agreement, dated March 1, 2018, by and between the Company and Dagi Ben-Noon (incorporated by reference to Exhibit 10.8 to QTREX Quantum Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021).
10.6	Form of Convertible Loan Agreement (incorporated by reference to Exhibit 10.9 to QTREX Quantum Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021)
10.7	Form of Securities Purchase Agreement by and between the Company and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 10.1 to QTREX Quantum Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 001-40303) filed with the SEC on December 27, 2023).
10.8	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to QTREX Quantum Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 001-40303) filed with the SEC on April 1, 2024).
10.9	Form of Securities Purchase Agreement (filed as Exhibit 10.1 to the Report of Foreign Private Issuer on Form 6-K on June 17, 2024, and incorporated herein by reference.)
10.10	Securities Purchase Agreement (filed as Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-K on December 27, 2024, and incorporated herein by reference.)
10.11	Form of Securities Purchase Agreement (filed as Exhibit 10.1 to Form 6-K (File No. 001-40303) filed on December 15, 2025).
10.12	Asset Purchase Agreement, dated April 1, 2026, by and between QTREX Quantum Ltd. and Nano Dimension Technologies Ltd. (filed as Exhibit 10.1 to the Report of Foreign Private Issuer on Form 6-K on April 6, 2026, and incorporated herein by reference.)
23.1*	Consent of Ziv Haft, a member firm of BDO, independent registered public accounting firm.
23.2*	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1)
24.1*	Power of Attorney.
107*	Filing Fee Table

*	Filed herewith.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any Purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a Selling Shareholder with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a Selling Shareholder with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any Purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the Purchaser, if the securities are offered or sold to such Purchaser by means of any of the following communications, the undersigned registrant will be a seller to the Purchaser and will be considered to offer or sell securities to such Purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the Purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ness - Ziona, Israel on July 21, 2026.

Qtrex Quantum Ltd.

/s/ Dagi Ben-Noon
Dagi Ben-Noon
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Qtrex Quantum Ltd. hereby constitute and appoint each of Dagi Ben-Noon and Yafit Tehila and each of them singly, with full power of substitution, our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form F-1 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dagi Ben-Noon	Chief Executive Officer and Director	July 21, 2026
Dagi Ben-Noon	(Principal Executive Officer)

/s/ Yafit Tehila	Chief Financial Officer	July 21, 2026
Yafit Tehila	(Principal Financial and Accounting Officer)

/s/ Tal Parnes	Chairman of the Board of Directors	July 21, 2026
Tal Parnes

/s/ Lior Amit	Director	July 21, 2026
Lior Amit

/s/ Sivan Matza	Director	July 21, 2026
Sivan Matza

/s/ Shlomit Cappel-Ram	Director	July 21, 2026
Shlomit Chappel -Ram

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Qtrex Quantum. Ltd., has signed this Registration Statement on Form F-1 on July 21, 2026.

Puglisi & Associates

Authorized U.S. Representative

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director